UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

XPO LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-6951
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 7, 2015, a purported stockholder of Con-way Inc. (“Con-way”) filed a putative class action complaint in the Delaware Court of Chancery, captioned Abrams v. Espe, et al., C.A. No. 11585-VCN. The complaint named as defendants the members of the board of directors of Con-way, XPO Logistics, Inc. (“XPO”) and an affiliate thereof, and Citigroup Inc., financial advisor to Con-way, in connection with the acquisition of Con-way by XPO. The complaint alleged that the directors breached their fiduciary duties by, among other things, failing to maximize shareholder value in connection with the proposed transaction and failing to disclose certain information in the Schedule 14D-9 of Con-way relating to the proposed acquisition. The lawsuit sought, among other relief, a preliminary injunction, rescissory damages and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees.
On February 24, 2016, the plaintiff filed a Stipulation and Proposed Order requesting dismissal of the action, and further noting its counsel’s intent to submit an application for an award of attorneys’ fees and reimbursement of expenses. On February 24, 2016, the Delaware court granted the Order, retaining jurisdiction solely for the purpose of determining plaintiff’s counsel’s application for an award of attorneys’ fees and reimbursement of expenses.
Plaintiff’s counsel had expressed an intention to petition the Court of Chancery for fees and reimbursement of expenses relating to the supplemental disclosures made by Con-way in the amendment to Schedule 14D-9 filed on October 22, 2015. XPO has agreed to pay fees and expenses of $235,000 to the plaintiff’s counsel no less than 30 days after the filing of this Form 8-K, and plaintiff’s counsel has agreed not make any application to the court for additional attorneys’ fees and expenses. This fee has not been in any way approved or ruled upon by the Court of Chancery. Payment by XPO of the foregoing fees and expenses will fully and finally resolve this litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 9, 2016	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Chief Legal Officer